        News Release
22 West Washington Street         Telephone: +1 312 696-6000
Chicago                Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE
Morningstar, Inc. Reports Third-Quarter 2024 Financial Results
CHICAGO, Oct. 23, 2024 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, posted double-digit third-quarter revenue growth while expanding operating margins.
"Morningstar Credit led the way in the quarter with additional contributions from across the business supporting revenue and profit growth," said Kunal Kapoor, Morningstar's chief executive officer. "Our diverse portfolio continues to present opportunities for innovation and durable growth, including those arising from the accelerated convergence of public and private markets."
The Company's quarterly shareholder letter provides more context on its quarterly results and business performance and can be found at shareholders.morningstar.com.
Third-Quarter 2024 Financial Highlights
•Reported revenue increased 10.5% to $569.4 million compared to the prior-year period; organic revenue grew 10.1%.
•Reported operating income increased 65.0% to $115.5 million; adjusted operating income increased 41.6%.
•Diluted net income per share increased 204.4% to $2.77; adjusted diluted net income per share increased 56.3% to $2.00. The gain related to the Company's sale of its Commodity and Energy Data business in the quarter had a $1.05 impact on diluted net income per share.
•Cash provided by operating activities increased 46.8% to $191.9 million. Free cash flow increased 53.6% to $155.8 million. Cash flows were negatively impacted by certain items totaling $0.9 million in the third quarter of 2024 and $16.1 million in the prior-year period. Excluding these items, cash provided by operating activities and free cash flow would have increased by 31.3% and 33.4%, respectively.

Year-To-Date Financial Highlights
•Reported revenue increased 12.3% to $1.7 billion compared to the prior-year period; organic revenue grew 12.2%.
•Reported operating income increased 132.5% to $316.6 million; adjusted operating income increased 74.3%.
•Diluted net income per share increased 271.5% to $5.87; adjusted diluted net income per share increased 83.4% to $5.76. The gain related to the Company's sale of its Commodity and Energy Data business in the quarter had a $1.05 impact on diluted net income per share.
•Cash provided by operating activities increased 145.4% to $438.2 million. Free cash flow increased 275.5% to $336.1 million. Cash flows were negatively impacted by certain items totaling $0.9 million for the year-to-date, compared with $90.6 million in the prior-year period. Excluding these items, cash provided by operating activities and free cash flow would have increased by 63.1% and 87.1%, respectively.
Third-Quarter 2024 Results
Revenue increased 10.5% to $569.4 million on a reported basis and 10.1% on an organic basis versus the prior-year period, driven by strength across most of the business. Organic revenue growth excludes all foreign currency effects, which accounted for the entire difference between reported and organic revenue. Morningstar Credit, PitchBook, and Morningstar Data and Analytics were the biggest contributors to reported revenue growth.
Operating expense increased 1.9% to $453.9 million versus the prior-year period. Excluding the impact of M&A-related expenses (related to merger, acquisition, and divestiture activity including severance and earn-outs), amortization, and costs related to the transition of the Company's China activities in the prior-year period, operating expense increased 3.7%. Prior-year period operating expense included $6.0 million in SEC settlement-related expenses for DBRS, Inc. and $5.0 million in severance costs related to targeted reorganizations in certain parts of the business.
The largest contributors to the increase in reported operating expense were compensation costs and technology infrastructure costs.
•Compensation costs increased $16.2 million, due primarily to higher bonus costs, which reflected increased accruals due to favorable performance compared to targets in certain parts of the business.
•Technology infrastructure costs consisting of expenses related to SaaS-based software subscriptions and cloud computing increased $4.0 million.

Third-quarter operating income increased 65.0% to $115.5 million. Adjusted operating income was $130.3 million, an increase of 41.6%. Third-quarter operating margin was 20.3%, compared with 13.6% in the prior-year period. Adjusted operating margin was 22.9% in the third quarter of 2024, versus 17.8% in the prior-year period.
Net income in the third quarter of 2024 was $119.7 million, or $2.77 per diluted share, compared with net income of $39.1 million, or $0.91 per diluted share, in the third quarter of 2023, an increase of 204.4% on a per share basis. Adjusted diluted net income per share increased 56.3% to $2.00 in the third quarter of 2024, compared with $1.28 in the prior-year period. Net income included a $45.3 million gain related to the sale of the Company's Commodity and Energy Data business which had a $1.05 impact on diluted net income per share.
The Company's effective tax rate was 19.8% in the third quarter of 2024 compared to 29.9% in the prior-year period. The decrease is primarily due to the book gain in excess of taxable gain on the sale of its Commodity and Energy Data business in the third quarter of 2024.
Segment Highlights
Morningstar Data and Analytics
Morningstar Data and Analytics contributed $198.5 million to consolidated revenue and $9.8 million to consolidated revenue growth, with revenue increasing 5.2% compared to the prior-year period, or 4.7% on an organic basis. Higher revenues were primarily driven by growth in Morningstar Direct and Morningstar Data. This growth was partially offset by softness in research distribution, reflecting the loss of a large client who brought coverage in-house, and in Morningstar Advisor Workstation, due to revenue declines related to an evolving product strategy. Morningstar Direct benefited from growth across geographies, with licenses increasing 1.4%. Increases in managed investment (fund) data and Morningstar Essentials helped drive Morningstar Data growth, partially offset by softness in exchange market data.
Morningstar Data and Analytics adjusted operating income increased 3.4% to $91.4 million, and adjusted operating margin decreased 0.8 percentage points to 46.0% compared to the prior-year period, due in part to higher stock-based compensation.
PitchBook
PitchBook contributed $156.6 million to consolidated revenue and $17.0 million to consolidated revenue growth, with revenue increasing 12.2% on a reported and organic basis compared to the prior-year period. Higher revenue was primarily driven by the PitchBook platform, with licensed users growing 19.0%. PitchBook clients who were not previously Leveraged Commentary & Data (LCD) clients drove the majority of the increase in licensed users, although growth continued to reflect the impact of legacy LCD clients who have moved to the PitchBook platform and are now reflected in licensed user counts. PitchBook platform growth drivers were consistent with recent quarters and reflected strength in PitchBook's core investor and advisor client segments, including venture capital, private equity, and investment banks. This was partially offset by continued softness in the corporate client segment, especially with smaller firms with more limited use cases.
PitchBook segment adjusted operating income increased 28.9% to $50.4 million, and adjusted operating margin increased 4.2 percentage points to 32.2%.
Morningstar Credit
Morningstar Credit contributed $70.9 million to consolidated revenue and $18.0 million to consolidated revenue growth, with revenue increasing 34.0% on a reported and organic basis compared to the prior-year period. Ratings-related revenue increased across asset classes and geographies, compared to a relatively soft prior-year period, with particular strength in commercial mortgage-backed securities, residential mortgage-backed securities, and asset-based securities. Higher corporate ratings revenue also contributed to growth.
Morningstar Credit adjusted operating income was $15.2 million compared with $2.8 million in the prior-year period, and adjusted operating margin was 21.4% compared with 5.3% in the prior-year period. Prior-year period operating expense included $6.0 million in costs related to the DBRS, Inc. SEC settlement and $1.1 million in severance related to targeted reorganizations.
Morningstar Wealth
Morningstar Wealth contributed $61.8 million to consolidated revenue and $3.8 million to consolidated revenue growth, with revenue increasing 6.6% compared to the prior-year period, or 6.1% on an organic basis. Growth was primarily driven by Investment Management, supported by higher revenue for strategist model portfolios offered on third-party platforms, which was partially offset by softness in advertising sales for Morningstar.com.
Reported assets under management and advisement (AUMA) increased 25.6% to $63.7 billion compared with the prior-year period, helped by strong market performance which drove higher asset values. Positive net flows to Morningstar Managed Portfolios over the trailing 12 months primarily reflected net inflows outside the United States and to strategist portfolios in the United States.
Morningstar Wealth adjusted operating loss was $0.7 million compared to an $8.2 million loss in the prior-year period, and adjusted operating margin was negative 1.1% compared with negative 14.1%. Prior-year period operating expense included $1.4 million in severance related to targeted reorganizations.

Morningstar Retirement
Morningstar Retirement contributed $31.8 million to consolidated revenue and $4.1 million to consolidated revenue growth, with revenue increasing 14.8% on a reported and organic basis compared to the prior-year period. AUMA increased 24.2% to $264.4 billion compared with the prior-year period, reflecting market gains and positive net flows, supported by strong growth in Advisor Managed Accounts.
Morningstar Retirement adjusted operating income increased 15.0% to $16.9 million, and adjusted operating margin was 53.1%, consistent with the prior-year period.
Corporate and All Other
Revenue attributable to Corporate and All Other contributed $49.8 million to consolidated revenue and $1.2 million to consolidated revenue growth, with revenue increasing 2.5% compared to the prior-year period, driven by growth in Morningstar Indexes.
The increase in Morningstar Indexes revenue was primarily due to higher investable product revenue as market performance and net inflows over the trailing 12 months increased asset value linked to Morningstar Indexes by 37.5% to $228.2 billion.
Morningstar Sustainalytics revenues declined compared to the prior-year period. The decline was largely driven by lower revenues for ESG Risk Ratings, reflecting increased cancellations due to vendor consolidation and softness in parts of the retail asset management and wealth client segments. Revenue was also negatively impacted by further streamlining of licensed-ratings offerings.
The impact of Corporate and All Other on consolidated adjusted operating income was negative $42.9 million compared with negative $44.8 million in the prior-year period. Prior-year period operating expense included $2.5 million in severance related to targeted reorganizations in Morningstar Sustainalytics.
Balance Sheet and Capital Allocation
As of Sept. 30, 2024, the Company had cash, cash equivalents, and investments totaling $601.7 million and $864.7 million of debt, compared with $389.0 million and $972.4 million, respectively, as of Dec. 31, 2023.
Cash provided by operating activities increased to $191.9 million in the third quarter of 2024, compared to $130.7 million in the prior-year period. Free cash flow increased to $155.8 million, compared to $101.4 million in the prior-year period. The increases in cash provided by operating activities and free cash flow were driven by both higher cash earnings and improvements in working capital. Operating cash flows were negatively impacted by $0.9 million in severance related to the expected sale of assets from the Morningstar Wealth Turnkey Asset Management Platform to AssetMark. As previously disclosed, operating cash flows were negatively impacted in the prior-year period by certain items totaling $16.1 million. Excluding these items, cash provided by operating activities and free cash flow would have increased by 31.3% and 33.4%, respectively. In addition, the Company paid $17.4 million in dividends in the quarter.
Use of Non-GAAP Financial Measures
The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.
Investor Communication
Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the SEC, periodically.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and solutions that serve a wide range of market participants, including individual and institutional investors in public and private capital markets, financial advisors and wealth managers, asset managers, retirement plan providers and sponsors, and issuers of fixed-income securities. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $328 billion in AUMA as of Sept. 30, 2024. The Company operates through wholly-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on X (formerly known as Twitter) @MorningstarInc.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “consider,” “future,” “maintain,” “may,” “expect,” “potential,” “anticipate,” “believe,” “continue,” “will,” or the negative thereof, and similar expressions. These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; failure to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, environmental, social, and governance, and index businesses; failing to innovate our product and service offerings, or anticipate our clients’ changing needs; the impact of artificial intelligence and related technologies on our business, legal, and regulatory exposure profile and reputation; failing to detect errors in our products or the failure of our products to perform properly due to defects, malfunctions, or similar problems; failing to recruit, develop, and retain qualified employees; prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and our credit ratings business; failing to scale our operations and increase productivity in order to implement our business plans and strategies; liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect; inadequacy of our operational risk management, business continuity programs and insurance coverage in the event of a material disruptive event; failing to close, or achieve the anticipated economic or other benefits of, a strategic transaction on a timely basis or at all; failing to efficiently integrate and leverage acquisitions and other investments, which may not realize the expected business or financial benefits, to produce the results we anticipate; failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory, and cultural world; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness on our cash flows and financial and operational flexibility; challenges in accounting for tax complexities in the global jurisdictions which we operate in and their effect on our tax obligations and tax rates; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties, among others, can be found in our filings with the Securities and Exchange Commission (SEC), including our most recent Reports on Forms 10-K and 10-Q. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties and assumptions in our filings with the SEC on Forms 10-K, 10-Q, and 8-K.
# # #
Media Relations Contact:
Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com
Investor Relations Contact:
Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com
©2024 Morningstar, Inc. All Rights Reserved.
MORN-E

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income

	Three months ended September 30,			Nine months ended September 30,
(in millions, except per share amounts)	2024	2023	Change	2024	2023	Change

Revenue	$569.4	$515.5	10.5%	$1,684.1	$1,499.9	12.3%
Operating expense:
Cost of revenue	222.7	202.9	9.8%	663.5	638.1	4.0%
Sales and marketing	107.9	106.3	1.5%	323.8	323.4	0.1%
General and administrative	77.6	89.7	(13.5)%	238.2	263.8	(9.7)%
Depreciation and amortization	45.7	46.6	(1.9)%	142.0	138.4	2.6%
Total operating expense	453.9	445.5	1.9%	1,367.5	1,363.7	0.3%
Operating income	115.5	70.0	65.0%	316.6	136.2	132.5%
Operating margin	20.3%	13.6%	6.7 pp	18.8%	9.1%	9.7 pp

Non-operating income (expense), net:
Interest expense, net	(8.9)	(12.8)	(30.5)%	(30.7)	(40.2)	(23.6)%
Gain on sale of business	45.3	—	NMF	45.3	—	NMF
Expense from equity method transaction, net	—	—	—%	—	(11.8)	NMF
Other income (expense), net	—	0.2	NMF	(2.8)	7.0	NMF
Non-operating income (expense), net	36.4	(12.6)	NMF	11.8	(45.0)	NMF

Income before income taxes and equity in investments of unconsolidated entities	151.9	57.4	164.6%	328.4	91.2	260.1%
Equity in investments of unconsolidated entities	(2.6)	(1.6)	62.5%	(5.3)	(4.7)	12.8%
Income tax expense	29.6	16.7	77.2%	70.1	18.9	270.9%
Consolidated net income	$119.7	$39.1	206.1%	$253.0	$67.6	274.3%

Net income per share:
Basic	$2.79	$0.92	203.3%	$5.91	$1.59	271.7%
Diluted	$2.77	$0.91	204.4%	$5.87	$1.58	271.5%
Weighted average shares outstanding:
Basic	42.9	42.7		42.8	42.6
Diluted	43.2	42.9		43.1	42.8
_________________________________________________________________
NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

(in millions)	As of September 30, 2024	As of December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$552.9	$337.9
Investments	48.8	51.1
Accounts receivable, net	328.4	343.9
Income tax receivable, net	—	0.6
Other current assets	92.7	82.2
Total current assets	1,022.8	815.7

Goodwill	1,579.6	1,578.8
Intangible assets, net	432.5	484.4
Property, equipment, and capitalized software, net	212.4	207.7
Operating lease assets	157.5	163.9
Investments in unconsolidated entities	96.0	100.2
Deferred tax assets, net	30.9	14.6
Other assets	34.6	38.1
Total assets	$3,566.3	$3,403.4

Liabilities and equity
Current liabilities:
Deferred revenue	$539.5	$517.7
Accrued compensation	216.0	214.4
Accounts payable and accrued liabilities	80.4	78.4
Operating lease liabilities	32.2	36.4
Current portion of long-term debt	—	32.1
Other current liabilities	27.8	1.8
Total current liabilities	895.9	880.8

Operating lease liabilities	145.7	151.4
Accrued compensation	21.2	23.7
Deferred tax liabilities, net	29.9	35.6
Long-term debt	864.7	940.3
Other long-term liabilities	43.2	43.8
Total liabilities	2,000.6	2,075.6
Total equity	1,565.7	1,327.8
Total liabilities and equity	$3,566.3	$3,403.4

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2024	2023	2024	2023
Operating activities
Consolidated net income	$119.7	$39.1	$253.0	$67.6
Adjustments to reconcile consolidated net income to net cash flows from operating activities	12.2	57.9	128.9	119.3
Changes in operating assets and liabilities, net	60.0	33.7	56.3	(8.3)
Cash provided by operating activities	191.9	130.7	438.2	178.6
Investing activities
Capital expenditures	(36.1)	(29.3)	(102.1)	(89.1)
Proceeds from sale of business	52.2	—	52.2	—
Purchases of investments in unconsolidated entities	(3.2)	(0.2)	(6.8)	(1.1)
Other, net	1.2	8.2	11.3	41.1
Cash provided by (used for) investing activities	14.1	(21.3)	(45.4)	(49.1)
Financing activities
Common shares repurchased	—	—	—	(1.4)
Dividends paid	(17.4)	(16.0)	(52.0)	(47.9)
Repayments of debt	(35.0)	(128.1)	(198.1)	(314.4)
Proceeds from debt	—	30.0	90.0	260.0
Payment of acquisition-related earn-outs	—	—	—	(45.5)
Other, net	(7.8)	(6.0)	(25.2)	(25.8)
Cash used for financing activities	(60.2)	(120.1)	(185.3)	(175.0)
Effect of exchange rate changes on cash and cash equivalents	15.9	(7.6)	7.5	(6.1)
Net increase (decrease) in cash and cash equivalents	161.7	(18.3)	215.0	(51.6)
Cash and cash equivalents-beginning of period	391.2	343.3	337.9	376.6
Cash and cash equivalents-end of period	$552.9	$325.0	$552.9	$325.0

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	Three months ended September 30,				Nine months ended September 30,
(in millions)	2024	2023	Change	Organic (1)	2024	2023	Change	Organic (1)
Morningstar Data and Analytics
Revenue	$198.5	$188.7	5.2%	4.7%	$592.1	$554.5	6.8%	6.6%
Adjusted Operating Income	91.4	88.4	3.4%		269.9	249.4	8.2%
Adjusted Operating Margin	46.0%	46.8%	(0.8) pp		45.6%	45.0%	0.6 pp

PitchBook
Revenue	$156.6	$139.6	12.2%	12.2%	$455.9	$407.5	11.9%	11.9%
Adjusted Operating Income	50.4	39.1	28.9%		137.7	106.7	29.1%
Adjusted Operating Margin	32.2%	28.0%	4.2 pp		30.2%	26.2%	4.0 pp

Morningstar Credit
Revenue	$70.9	$52.9	34.0%	34.0%	$208.8	$153.9	35.7%	35.7%
Adjusted Operating Income	15.2	2.8	442.9%		55.4	3.8	NMF
Adjusted Operating Margin	21.4%	5.3%	16.1 pp		26.5%	2.5%	24.0 pp

Morningstar Wealth
Revenue	$61.8	$58.0	6.6%	6.1%	$183.4	$168.7	8.7%	8.7%
Adjusted Operating Income (Loss)	(0.7)	(8.2)	NMF		(8.5)	(35.1)	NMF
Adjusted Operating Margin	(1.1)%	(14.1)%	13.0 pp		(4.6)%	(20.8)%	16.2 pp

Morningstar Retirement
Revenue	$31.8	$27.7	14.8%	14.8%	$93.5	$80.3	16.4%	16.4%
Adjusted Operating Income	16.9	14.7	15.0%		48.4	39.3	23.2%
Adjusted Operating Margin	53.1%	53.1%	0.0 pp		51.8%	48.9%	2.9 pp

Consolidated Revenue
Total Reportable Segments	$519.6	$466.9	11.3%		$1,533.7	$1,364.9	12.4%
Corporate and All Other (2)	49.8	48.6	2.5%		150.4	135.0	11.4%
Total Revenue	$569.4	$515.5	10.5%	10.1%	$1,684.1	$1,499.9	12.3%	12.2%

Consolidated Adjusted Operating Income
Total Reportable Segments	$173.2	$136.8	26.6%		$502.9	$364.1	38.1%
Less: Corporate and All Other (3)	(42.9)	(44.8)	(4.2)%		(130.8)	(150.6)	(13.1)%
Adjusted Operating Income	$130.3	$92.0	41.6%		$372.1	$213.5	74.3%
Adjusted Operating Margin	22.9%	17.8%	5.1 pp		22.1%	14.3%	7.8 pp
____________________________________________________________________________________________
(1) Organic revenue is a non-GAAP measure that excludes acquisitions, divestitures, the impacts of the adoption of new accounting standards or revisions to accounting practices, and the effect of foreign currency translations.

(2) Corporate and All Other provides a reconciliation between revenue from the Company's Total Reportable Segments and consolidated revenue amounts. Corporate and All Other includes Morningstar Sustainalytics and Morningstar Indexes as sources of revenues. Revenue from Morningstar Sustainalytics was $27.9 million and $31.0 million for the three months ended Sept. 30, 2024 and 2023, respectively and $87.9 million and $87.8 million for the nine months ended Sept. 30, 2024 and 2023, respectively. Revenue from Morningstar Indexes was $21.9 million and $17.6 million for the three months ended Sept. 30, 2024 and 2023, respectively and $62.5 million and $47.2 million for the nine months ended Sept. 30, 2024 and 2023, respectively.
(3) Corporate and All Other includes unallocated corporate expenses as well as adjusted operating income (loss) from Morningstar Sustainalytics and Morningstar Indexes. During the third quarter of 2024 and 2023, unallocated corporate expenses were $43.5 million and $36.3 million, respectively. During the first nine months of 2024 and 2023, unallocated corporate expenses were $130.4 million and $111.4 million, respectively. Unallocated corporate expenses include finance, human resources, legal, marketing, and other management-related costs that are not considered when segment performance is evaluated.

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	As of September 30,
AUMA (approximate) ($bil)	2024	2023	Change
Morningstar Retirement
Managed Accounts	$155.1	$121.1	28.1%
Fiduciary Services	63.0	54.9	14.8%
Custom Models/CIT	46.3	36.9	25.5%
Morningstar Retirement (total)	$264.4	$212.9	24.2%
Investment Management
Morningstar Managed Portfolios	$44.6	$35.4	26.0%
Institutional Asset Management	7.3	7.3	—%
Asset Allocation Services	11.8	8.0	47.5%
Investment Management (total)	$63.7	$50.7	25.6%

Asset value linked to Morningstar Indexes ($bil)	$228.2	$166.0	37.5%

	Three months ended September 30,			Nine months ended September 30,
	2024	2023	Change	2024	2023	Change
Average AUMA ($bil)	$322.2	$263.5	22.3%	$306.0	$255.3	19.9%

Morningstar, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)
To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:
•consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standards or revisions to accounting practices (accounting changes), and the effect of foreign currency translations (organic revenue);
•consolidated operating income, excluding intangible amortization expense, all merger and acquisition related expenses (related to merger, acquisition, and divestiture activity including severance and earn-outs (M&A-related expenses)), and expenses related to the significant reduction and shift of the Company's operations in China (adjusted operating income);
•consolidated operating margin, excluding intangible amortization expense, all M&A-related expenses, and expenses related to the significant reduction and shift of the Company's operations in China (adjusted operating margin);
•consolidated diluted net income (loss) per share, excluding intangible amortization expense, all M&A-related expenses, items related to the significant reduction and shift of the Company's operations in China, and certain non-operating gains/losses and other (adjusted diluted net income per share); and
•cash provided by or used for operating activities less capital expenditures (free cash flow).
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should not be considered an alternative to any measure of performance as promulgated under GAAP.
Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results, and Morningstar’s management team uses this measure to evaluate the performance of the business. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures, Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.
Morningstar presents adjusted operating income, adjusted operating margin, and adjusted diluted net income per share to show the effect of significant acquisition and divestiture activity, better compare period-over-period results, and improve overall understanding of the underlying performance of the business absent the impact of M&A and the shift of Morningstar's operations in China.
In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended September 30,			Nine months ended September 30,
(in millions)	2024	2023	Change	2024	2023	Change
Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$569.4	$515.5	10.5%	$1,684.1	$1,499.9	12.3%
Less: acquisitions	—	—	—%	—	—	—%
Less: accounting changes	—	—	—%	—	—	—%
Effect of foreign currency translations	(1.6)	—	NMF	(1.4)	—	NMF
Organic revenue	$567.8	$515.5	10.1%	$1,682.7	$1,499.9	12.2%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$115.5	$70.0	65.0%	$316.6	$136.2	132.5%
Add: Intangible amortization expense (1)	14.7	17.7	(16.9)%	49.9	52.9	(5.7)%
Add: M&A-related expenses (2)	0.1	1.7	(94.1)%	5.6	8.9	(37.1)%
Add: Severance and personnel expenses (3)	—	1.3	NMF	—	5.4	NMF
Add: Transformation costs (3)	—	0.6	NMF	—	7.0	NMF
Add: Asset impairment costs (3)	—	0.7	NMF	—	3.1	NMF
Adjusted operating income	$130.3	$92.0	41.6%	$372.1	$213.5	74.3%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	20.3%	13.6%	6.7 pp	18.8%	9.1%	9.7 pp
Add: Intangible amortization expense (1)	2.6%	3.4%	(0.8) pp	3.0%	3.5%	(0.5) pp
Add: M&A-related expenses (2)	—%	0.3%	(0.3) pp	0.3%	0.6%	(0.3) pp
Add: Severance and personnel expenses (3)	—%	0.3%	(0.3) pp	—%	0.4%	(0.4) pp
Add: Transformation costs (3)	—%	0.1%	(0.1) pp	—%	0.5%	(0.5) pp
Add: Asset impairment costs (3)	—%	0.1%	(0.1) pp	—%	0.2%	(0.2) pp

	Three months ended September 30,			Nine months ended September 30,
(in millions)	2024	2023	Change	2024	2023	Change
Adjusted operating margin	22.9%	17.8%	5.1 pp	22.1%	14.3%	7.8 pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$2.77	$0.91	204.4%	$5.87	$1.58	271.5%
Add: Intangible amortization expense (1)	0.25	0.31	(19.4)%	0.86	0.91	(5.5)%
Add: M&A-related expenses (2)	—	0.03	NMF	0.10	0.15	(33.3)%
Add: Severance and personnel expenses (3)	—	0.02	NMF	—	0.09	NMF
Add: Transformation costs (3)	—	0.01	NMF	—	0.12	NMF
Add: Asset impairment costs (3)	—	0.01	NMF	—	0.05	NMF
Less: Non-operating (gains) losses and other (4)	(1.02)	(0.01)	NMF	(1.07)	0.24	NMF
Adjusted diluted net income per share	$2.00	$1.28	56.3%	$5.76	$3.14	83.4%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$191.9	$130.7	46.8%	$438.2	$178.6	145.4%
Capital expenditures	(36.1)	(29.3)	23.2%	(102.1)	(89.1)	14.6%
Free cash flow	$155.8	$101.4	53.6%	$336.1	$89.5	275.5%
______________________________________________________________________
NMF - Not meaningful, pp - percentage points
(1) Excludes finance lease amortization expense of $0.1 million and $0.5 million during the three months ended Sept. 30, 2024 and 2023, respectively, and $0.5 million and $1.0 million during the nine months ended Sept. 30, 2024 and 2023, respectively.
(2) Reflects non-recurring expenses related to merger, acquisition, and divestiture activity including pre-deal due diligence, transaction costs, severance, and post-close integration costs.
(3) Reflects costs associated with the significant reduction of the Company's operations in Shenzhen, China, and the shift of work related to its global business functions to other Morningstar locations.
Severance and personnel expenses include severance charges, incentive payments related to early signing of severance agreements, transition bonuses, and stock-based compensation related to the accelerated vesting of restricted stock unit and market stock unit awards. In addition, the reversal of accrued sabbatical liabilities is included in this category.
Transformation costs include professional fees and the temporary duplication of headcount. As the Company hired replacement roles in other markets and shifted capabilities, it employed certain Shenzhen-based staff through the transition period, which resulted in elevated compensation costs on a temporary basis.
Asset impairment costs include the write-off or accelerated depreciation of fixed assets in the Shenzhen, China office that were not redeployed, in addition to lease abandonment costs as the Company downsized its office space prior to the lease termination date.
(4) Reflects realized and unrealized gains and losses on investments in the three and nine months ended Sept. 30, 2024 and Sept. 30, 2023. In addition, for the three and nine months ended Sept. 30, 2024, includes gain on the sale of the Company's Commodity and Energy Data business and an impairment loss on an investment of unconsolidated entities. For the nine months ended Sept. 30, 2023, includes expense from equity method transaction, net.